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                          IPALCO ENTERPRISES, INC.                                                        EXHIBIT 11.1

              Exhibit 11.1 - Computation of Per Share Earnings

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                    For the Quarter Ended March 31, 1997


QUARTER ENDED MARCH 31, 1997:                            Earnings Per                                 Fully
                                                         Common Share            Primary             Diluted
                                                         ------------          ----------           ----------
Weighted Average Number of Shares
        Average Common Shares Outstanding at 3/31/97      57,037,320           57,037,320           57,037,320
        Dilutive Effect for Stock Options at 3/31/97              -               166,652              209,830
                                                         -----------           ----------           ----------
        Weighted Average Shares at 3/31/97                57,037,320           57,203,972           57,247,150
                                                         ===========           ==========           ==========

Net Income To Be Used To Compute Fully
   Diluted Earnings Per Average Common Share                             (Dollars in thousands)
       Net Income                                            $36,107              $36,107              $36,107
                                                         ===========           ==========           ==========

Earnings Per Average Common Share                              $0.63                $0.63 (a)            $0.63 (a)
                                                         ===========           ==========           ==========















Note:
(a)  This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
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